Exhibit 10.1

Execution Copy
PURCHASE AGREEMENT
dated as of August 19, 2007
between
ENZON PHARMACEUTICALS, INC.
and
DRUG ROYALTY LP 2

- i -

- ii -

PURCHASE AGREEMENT
     PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 19, 2007 by and among Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon”), and Drug Royalty LP 2, a limited partnership organized under the laws of the State of Delaware (the “Purchaser”).
     WHEREAS, Enzon has the right to receive Royalties based on the worldwide Net Sales of the Product under the License Agreement; and
     WHEREAS, Enzon wishes to sell, assign, convey and transfer to the Purchaser, and the Purchaser wishes to purchase from Enzon, the Purchased Interest, upon and subject to the terms and conditions hereinafter set forth; and
     NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions.
     The following terms, as used herein, shall have the following meanings:
     “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power, or the power by contract or otherwise, to direct the management and policies of such non-corporate entities.
     “Agreement” shall have the meaning set forth in the first paragraph hereof.
     “Audit Costs” shall mean, with respect to any audit described hereunder with respect to amounts payable or paid under this Agreement or any License Party Audit, the cost of such audit, including all fees, costs and expenses incurred in connection therewith.
     “Bankruptcy Event” shall mean the occurrence of any of the following:
(i) Enzon shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, relief of debtors or the like, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its respective debts, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any portion of its assets, or Enzon shall make a general assignment for the benefit of its respective creditors; or
(ii) there shall be commenced against Enzon any case, proceeding or other action of a nature referred to in clause (i) above which remains undismissed, undischarged or unbonded for a period of ninety (90) calendar days; or
(iii) there shall be commenced against Enzon any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against (a) all or any substantial portion of its assets and/or (b) the Royalties, which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within forty-five (45) calendar days from the entry thereof; or
(iv) Enzon shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above.
     “Bill of Sale” shall mean the Bill of Sale pursuant to which Enzon shall assign to the Purchaser all of its rights and interests in and to the Purchased Interest purchased hereunder, which Bill of Sale shall be in the form of Exhibit A.
     “BLA” shall mean a biologic license application or its predecessor application, a product license application, and all amendments and supplements thereto for regulatory approval by the FDA, as defined under the Public Health Service Act as such act or regulations thereunder may be amended, supplemented or replaced from time to time, filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any country outside of the United States.
     “Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York or New Jersey, or the Province of Ontario, or any day on which banking institutions located in the State of New York or New Jersey, or in the Province of Ontario or in the state in which the Depositary Bank is located are authorized or required by law or other governmental action to close.
     “Closing” shall have the meaning set forth in Section 6.01.
     “Closing Date” shall have the meaning set forth in Section 6.01(a).

     “Confidential Information” shall mean the Patent Rights, know-how (including the Know-How), trade secrets, confidential business information, financial data and other like information (including ideas, research and development, formulas, schematics, compositions, technical data, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), client lists and tangible or intangible proprietary information or material. Notwithstanding the foregoing definition, Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Governmental Authority or (iv) is required to be disclosed by court or administrative order or under securities laws, rules and regulations applicable to Enzon or the Purchaser or their respective Affiliates, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of Enzon or the Purchaser or their respective Affiliates may be listed for trading.
     “Deposit Accounts” shall mean, collectively, the Joint Concentration Account, Enzon Concentration Account and the Purchaser Concentration Account, each established and maintained pursuant to the Deposit Agreement and this Agreement.
     “Deposit Agreement” shall mean any agreement (including initially that certain Deposit and Account Control Agreement) entered into by the Depositary Bank, Enzon and the Purchaser, in the form of Exhibit B attached hereto, pursuant to which, among other things, the Joint Concentration Account, the Purchaser Concentration Account and the Enzon Concentration Account shall be established and maintained.
     “Depositary Bank” shall mean The Bank of New York or such other bank or financial institution approved by each of the Purchaser and Enzon.
     “Discrepancy” shall have the meaning set forth in Section 2.02(b).
     “Discrepancy Notice” shall have the meaning set forth in Section 5.07(b).
     “Disposition” shall have the meaning set forth in Section 5.06(g).
     “Dispute”or “Disputes” shall have the meaning set forth in Section 3.10(e).
     “EMEA” shall mean the European Medicines Agency.
     “Enzon” shall mean Enzon Pharmaceuticals, Inc., a Delaware corporation, and its successors and assigns.

     “Enzon Concentration Account” shall mean a segregated account established and maintained at the Depositary Bank pursuant to the terms of the Deposit Agreement and this Agreement. The Enzon Concentration Account shall be the account into which the funds remaining in the Joint Concentration Account after payment therefrom of the amounts payable to the Purchaser pursuant to this Agreement are transferred in accordance with the terms of the Deposit Agreement and this Agreement.
     “Enzon Development Know-How” shall mean “Enzon Development Know-How” as such term is defined in the License Agreement.
     “Enzon Existing Know-How” shall mean “Enzon Existing Know-How” as such term is defined in the License Agreement.
     “Enzon Indemnified Party” shall have the meaning set forth in Section 8.05(b).
     “Enzon Representatives” shall mean Jeffrey H. Buchalter, Craig Tooman, Ivan Horak, Ralph del Campo and Paul Davit, who constitute all of Enzon’s executive officers, Scott Waldman, Enzon’s Associate General Counsel and Peggy Albanese, Enzon’s Director, Intellectual Property.
     “E.U.” shall mean the European Union.
     “Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.
     “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
     “Final Payment Date” shall have the meaning set forth in Section 2.03(b).
     “Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including each Patent Office, the FDA, the EMEA, the MHLW and any other government authority in any country.
     “Independent Accountants” shall have the meaning set forth in Section 5.07(b).
     “Initial Purchase Price” shall have the meaning set forth in Section 2.03(a).
     “Joint Concentration Account” shall mean the deposit account established and maintained at the Depositary Bank pursuant to the Deposit Agreement and this Agreement. The Joint Concentration Account shall be the account into which all payments of the Royalties are to be remitted as provided herein and the account from which the Depositary Bank transfers funds into the Purchaser Concentration Account and the Enzon Concentration Account.
     “Know-How” shall mean the Enzon Existing Know-How and the Enzon Development Know-How.
     “Knowledge” shall mean, with respect to Enzon, the actual knowledge of the Enzon Representatives.
     “License Agreement” shall mean the Development, License and Supply Agreement between Schering Corporation and Enzon, Inc. (the former name of Enzon Pharmaceuticals, Inc.) effective November 14, 1990, and as amended by written amendments executed by Enzon and Schering Corporation effective as of the following dates: December 10, 1991, October 30, 1992, March 2, 1993, June 30, 1995, June 24, 1999, September 13, 1999, September 22, 2000 and August 10, 2001, each as in effect on the date of this Agreement.
     “License Party Audit” shall have the meaning set forth in Section 5.08(a).
     “Lien” shall mean any assignment, lien, hypothecation, charge, instrument, license, preference, priority, security agreement, security interest, interest, mortgage, option, privilege, pledge, liability, covenant, order, tax, right of recovery, trust or deemed trust (whether contractual, statutory or otherwise arising) or any encumbrance, right or claim of any other person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
     “Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses).
     “Material Adverse Effect” shall mean a material adverse effect on (i) the validity or enforceability of any of the Transaction Documents or the License Agreement, (ii) the ability of Enzon (or its permitted assignee) to perform any of its obligations under any of the Transaction Documents or to consummate the transactions contemplated thereunder, (iii) the rights or remedies of the Purchaser under any of the Transaction Documents, (iv) the right of Enzon to receive any Royalties or the timing, amount or duration of such Royalties, (v) the Purchased Interest, or (vi) the Patent Rights.
     “MHLW” shall mean the Ministry of Health, Labor and Welfare of Japan.
     “Net Sales” shall mean “Net Sales” as such term is defined in the License Agreement.

     “Patent Office” shall mean the respective patent office, including the U.S. Patent and Trademark Office and any comparable foreign patent office, for any Patent Rights.
     “Patent Rights” shall mean “Enzon Patent Rights” as such term is defined in the License Agreement, including those identified on Schedule 3.10(a).
     “Permitted Set-off” shall mean any Set-off expressly permitted under Sections 5.1.1, 7.1(b), 7.2, 8.3 or 8.4 of the License Agreement.
     “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.
     “Product” shall mean “Agreement Product” as such term is defined in the License Agreement, and shall include but not be limited to, the product PEG-Intron, which is marketed by Schering.
     “Product Payment Amount” shall mean an amount equal to twenty-five percent (25%) of the Royalties actually paid.
     “Purchaser” shall have the meaning set forth in the first paragraph hereof.
     “Purchaser Concentration Account” shall mean a segregated account established for the benefit of the Purchaser and maintained at the Depositary Bank pursuant to the terms of the Deposit Agreement and this Agreement. The Purchaser Concentration Account shall be the account into which the funds first held in the Joint Concentration Account that are payable to the Purchaser pursuant to this Agreement are transferred by the Depositary Bank in accordance with the terms of this Agreement and the Deposit Agreement.
     “Purchaser Indemnified Party” shall have the meaning set forth in Section 8.05(a).
     “Purchased Interest” shall mean an undivided 100% interest in twenty-five percent (25%) of the Royalties.
     “Purchase Price” shall be the amount set forth in Section 2.03(b) which shall be payable in United States Dollars.
     “Quarterly Report” shall mean, with respect to the relevant calendar quarter of Enzon, (i) a report showing all amounts paid to the Purchaser under this Agreement during such quarter and showing in detail the basis for the calculation of such payments, and (ii) all information and data deliverable to Enzon by Schering pursuant to the License

Agreement, in each case subject to the confidentiality obligations Enzon has with Schering under the License Agreement.
     “Regulatory Agency” shall mean a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals in any country or other regulation of pharmaceuticals.
     “Regulatory Approvals” shall mean, collectively, all approved BLAs and approved supplements thereto and other regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Product may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.
     “Royalty” or “Royalties” shall mean the gross amount of (i) all royalties (and other amounts in lieu thereof) paid or payable to Enzon under the License Agreement (or any amendment or successor or replacement agreement thereto) with respect to worldwide Net Sales of the Product which occur on or after the Royalties Commencement Date, and (ii) any recovery, damages or settlement amounts received by Enzon in substitution for, as replacement for or otherwise in lieu of royalties payable to Enzon pursuant to the License Agreement on account of infringement of the Patent Rights or Know-How by any third parties in the field of pegylated interferon alpha.
     “Royalties Commencement Date” shall mean July 1, 2007.
     “Schering” shall mean Schering Corporation and its Affiliates.
     “Set-off” shall have the meaning set forth in Section 3.14.
     “Sublicensee” shall mean any sublicensee of Schering under the License Agreement.
     “Subsequent Consideration” shall have the meaning set forth in Section 2.03(b).
     “Subsidiary” or “Subsidiaries” shall mean with respect to any Person (i) any corporation of which the outstanding capital stock having at least a majority of votes entitled to be cast in the election of directors (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or by another subsidiary of such Person or (ii) any other Person of which at least a majority voting interest (or, if there are no such voting interests, 50% or more of the equity interests) under ordinary circumstances is at the time owned, directly or indirectly, by such Person or by another subsidiary of such Person.
     “Threshold Amount” shall have the meaning set forth in Section 2.03(b).

     “Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale and the Deposit Agreement.
     “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Valid Claim” shall have the meaning set forth in the License Agreement.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED INTEREST
     Section 2.01 Purchase and Sale.
     (a) Subject to the terms and conditions of this Agreement, Enzon hereby sells, assigns, transfers and conveys to the Purchaser all right, title and interest in and to the Purchased Interest free and clear of any and all Liens.
     (b) Enzon and the Purchaser intend and agree that the sale, assignment and transfer of the Purchased Interest under this Agreement shall be, and is, a true sale by Enzon to the Purchaser that is absolute and irrevocable and that provides the Purchaser with the full benefits of ownership of the Purchased Interest, and neither Enzon nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose characterized as, a loan from the Purchaser to Enzon. Enzon waives any right to contest or otherwise assert that this Agreement is other than a true sale by Enzon to the Purchaser under applicable law, which waiver shall be enforceable against Enzon in any bankruptcy or insolvency proceeding relating to Enzon.
     (c) Enzon hereby consents to the Purchaser recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or appropriate to perfect the purchase by the Purchaser of the Purchased Interest. If, notwithstanding the intent of Enzon and the Purchaser in this regard, the sale, transfer, assignment and conveyance of the Purchased Interest contemplated by this Agreement is held not to be a sale, this Agreement shall constitute a security agreement and Enzon does hereby grant to the Purchaser a first priority security interest in and to all of Enzon’s right, title and interest in, to and under the Purchased Interest.
     (d) The conveyance to the Purchaser of the Purchased Interest shall be reflected on Enzon’s balance sheet and other financial statements as a sale of the Purchased Interest by Enzon to the Purchaser and shall be reflected on the Purchaser’s balance sheet and other financial statements as a purchase of the Purchased Interest by the Purchaser from Enzon.

     Section 2.02 Transfers and Payments in Respect of the Purchased Interest.
     The Purchaser shall be entitled to receive the following transfers and payments in respect of the Purchased Interest:
     (a) Cash in respect of the Royalties shall be paid into the Joint Concentration Account, from which the Product Payment Amount shall be transferred from the Joint Concentration Account into the Purchaser Concentration Account on the day of receipt pursuant and subject to Section 5.05. In the event Enzon receives any Royalties, Enzon shall hold such amounts in trust for the benefit of the Purchaser, provide the Purchaser with an accounting thereof, and, within two (2) Business Days after receipt thereof, deposit such amounts into the Joint Concentration Account by wire transfer of immediately available funds.
     (b) For avoidance of doubt, the parties understand and agree that if Schering fails to pay any Royalties when Enzon or the Purchaser reasonably believes they are due under the License Agreement (each such unpaid amount, a “Discrepancy”), other than as a result of a disagreement relating to any breach of the License Agreement by Enzon, and the Discrepancy relates to (i) when or whether any Royalties are owed to Enzon, or (ii) the amount of any Permitted Set-off taken by Schering, then Enzon shall not be obligated to pay to the Purchaser or otherwise compensate or make the Purchaser whole with respect to any such Discrepancy, but instead Enzon shall use commercially reasonable efforts to recover such Discrepancy from Schering as contemplated by Sections 5.06(c) and (d); provided that the foregoing shall not limit any rights any Purchaser Indemnified Party may have as a result of a breach of any representation, warranty, covenant or other provision of this Agreement.
     Section 2.03 Purchase Price.
     In full consideration for the sale, assignment, transfer and conveyance of the Purchased Interest, and subject to the terms and conditions set forth herein, the Purchaser shall pay to Enzon, or its designee:
     (a) on the Closing Date, the sum of NINETY-TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($92,500,000) (the “Initial Purchase Price”); and
     (b) no more than five (5) Business Days following the end of the first quarterly period of 2012 (the “Final Payment Date”), the sum of FIFTEEN MILLION DOLLARS ($15,000,000) (the “Subsequent Consideration”), provided that the cumulative Product Payment Amount received by the Purchaser prior to the Final Payment Date with respect to Net Sales of the Product which occur between the Royalties Commencement Date and December 31, 2011 is at least EIGHTY MILLION DOLLARS ($80,000,000) (such cumulative Product Payment Amount with regard to such Net Sales, the “Threshold Amount”), provided that if the Threshold Amount is not received by the Purchaser prior to the Final Payment Date but the Threshold Amount is payable by Schering under the License Agreement prior to the Final Payment Date, then the Purchaser will pay the Subsequent Consideration within two (2) Business Days after receipt of the Threshold Amount after the Final Payment Date, in each case, by wire transfer to an account designated in writing by Enzon at least two (2) Business Days prior to the relevant payment date (the amounts described in Sections 2.03(a) and (b), collectively, the “Purchase Price”).
     Section 2.04 No Assumed Obligations.
     Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is acquiring only the Purchased Interest and is not assuming any liability or obligation of Enzon or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether under the License Agreement or any Transaction Document or otherwise. All such liabilities and obligations shall be retained by and remain obligations and liabilities of Enzon or its Affiliates (the “Excluded Liabilities and Obligations”).
     Section 2.05 Excluded Assets.
     The Purchaser does not, by purchase of the rights granted hereunder or otherwise pursuant to any of the Transaction Documents, acquire any assets or contract rights of Enzon under the License Agreement or any other assets of Enzon, other than the Purchased Interest.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ENZON
     Enzon hereby represents and warrants to the Purchaser as of the date first written above and the Closing Date, the following:
     Section 3.01 Organization.
     Enzon is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents. Enzon is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to do so could reasonably be expected to result in a Material Adverse Effect.

     Section 3.02 Corporate Authorization.
     Enzon has all necessary corporate power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by Enzon and each Transaction Document constitutes the legal, valid and binding obligation of Enzon, enforceable against Enzon in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles. As part of their duties at Enzon, the Enzon Representatives would typically have knowledge of the matters covered by the representations and warranties made by Enzon in this Agreement, provided that the Enzon Representatives have not conducted any inquiry with regard to any of such representations and warranties which are subject to Enzon’s Knowledge.
     Section 3.03 Governmental and Third Party Authorization.
     The execution and delivery by Enzon of the Transaction Documents, and the performance by Enzon of its obligations and the consummation of any of the transactions contemplated hereunder and thereunder, does not require any consent, approval, license, order, authorization, or declaration from, notice to, action or registration by, or filing with any Governmental Authority or any other Person.
     Section 3.04 Ownership.
     Enzon is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Purchased Interest, the Royalties and the Patent Rights, including the right to sue and recover for past and future infringement of the Patent Rights, subject to the License Agreement, free and clear of all Liens. Enzon has duly and legally recorded its ownership interest in the Enzon Patents in the appropriate agencies in each jurisdiction in which such recordation is required in order to fully protect Enzon’s ownership rights therein, and Enzon is the exclusive “owner of record” of the Patent Rights in each such jurisdiction. Upon the sale, assignment, transfer and conveyance by Enzon of the Purchased Interest to the Purchaser, the Purchaser will acquire good and marketable title to the Purchased Interest free and clear of all Liens.
     Section 3.05 Solvency.
     Upon consummation of the transactions contemplated by the Transaction Documents (i) the present fair saleable value of Enzon’s assets will be greater than the amount required to pay its debts as they become due, (ii) Enzon will not have unreasonably small capital with which to engage in its business, and (iii) Enzon will not incur, nor does it have present plans or intentions to incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.
     Section 3.06 Litigation.
     There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of Enzon, threatened against Enzon or any of its Subsidiaries or, to the Knowledge of Enzon, pending or threatened against Schering or any of its Sublicensees, at law or in equity or (ii) inquiry by a Governmental Authority pending or, to the Knowledge of Enzon, threatened against Enzon or any of its Subsidiaries or, to the Knowledge of Enzon, pending or threatened against Schering or any of its Sublicensees, which in each case with respect to clauses (i) and (ii) above, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.
     Section 3.07 Compliance with Laws.
     None of Enzon or any of its Subsidiaries is in violation of, or has violated, or to the Knowledge of Enzon is under investigation with respect to, or has been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ, decree, permit or license granted, issued or entered by, any Governmental Authority which could reasonably be expected to result in a Material Adverse Effect.
     Section 3.08 Conflicts.
     (a) Neither the execution and delivery of any of the Transaction Documents nor the performance or consummation of the transactions contemplated hereby and thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any respects any provisions of, that in each case or in the aggregate could reasonably be expected to result in a Material Adverse Effect, (A) any statute, law, rule, ordinance or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Enzon or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, or (B) any contract, agreement, commitment or instrument to which Enzon or any of its Subsidiaries is a party or by which Enzon or any of its Subsidiaries or any of their respective assets or properties is bound or committed, including without limitation the License Agreement; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the certificate of incorporation or by-laws (or other organizational or constitutional documents) of Enzon or any of its Subsidiaries; (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of Enzon or any of its Subsidiaries or any other Person; (iv) except as provided in the Transaction Documents, result in the creation or imposition of any Lien on the Patent Rights, the Product, the License Agreement, the Royalties or the Purchased Interest; or (v) relieve any party to the License Agreement of any of its obligations or enable it to terminate, reduce or suspend its obligations thereunder.
     (b) Enzon has not granted, nor does there exist, any Lien on the License Agreement, the Patent Rights or the Purchased Interest.
     Section 3.09 Broker’s Fees.
     Enzon has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transaction contemplated by the Transaction Documents, except for Goldman Sachs which will be entitled to a fee payable by Enzon.
     Section 3.10 Patent Rights.
     (a) Schedule 3.10(a) sets forth an accurate and complete list of all Patent Rights. For each of the patents included in the Patent Rights listed on Schedule 3.10(a), Enzon has indicated (i) the countries in which such patents are issued, (ii) the patent number, and (iii) the expected expiration date of the issued patents. Except as disclosed on Schedule 3.10(a), there are no pending patent applications included in the Patent Rights.
     (b) To the Knowledge of Enzon, each of the issued patents included in the Patent Rights, and each claim therein, is valid and enforceable.
     (c) Each of patents included in the Patent Rights set forth on Schedule 3.10(a) generically or specifically claim the “Agreement Product” as defined in the License Agreement (including PEG-INTRON) or an intermediate in the manufacturing of PEG-INTRON.
     (d) There are no unpaid maintenance or renewal fees payable by Enzon to any third party that are currently overdue for any of the Patent Rights. No Patent Rights have lapsed or been abandoned, cancelled or expired. To the Knowledge of Enzon, each individual associated with the filing and prosecution of the Patent Rights, including the named inventors of the Patent Rights, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known to be material to the patentability of each of the Patent Rights, in those jurisdictions where such duties exist. To the Knowledge of Enzon, all material prior art to each of the patents comprising the Patent Rights has been disclosed to and considered by the respective patent offices during prosecution of such Patent Rights.

     (e) There is no pending, or to the Knowledge of Enzon threatened, action, suit, opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim (each, a “Dispute” and collectively, the “Disputes”), challenging the legality, validity, enforceability, infringement or ownership of any of the Patent Rights or which would give rise to a credit against or Set-off with respect to the payments due to Enzon under the License Agreement for the use of the related licensed Patent Rights, nor to the Knowledge of Enzon is there any infringement of the Patent Rights by any Person. To the Knowledge of Enzon, there are no Disputes by any third party against Enzon involving the Product. Enzon has not received any notice of any Dispute involving the Product. Enzon has not sent any written notice of any Dispute involving the Product. To the Knowledge of Enzon, none of the Patent Rights are subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of a Dispute.
     (f) There is no pending, or to the Knowledge of Enzon, threatened, action, suit, or proceeding, or any investigation or claim by any Person or Governmental Authority to which Enzon or, to the Knowledge of Enzon, to which Schering or any of its Sublicensees is or could be a party that claims that the marketing, sale or distribution of the Product by Schering or any of its Sublicensees pursuant to the License Agreement does or will infringe on any patent or other intellectual property rights of any other Person. To the Knowledge of Enzon, there are no pending U.S., international or foreign patent applications owned by any such other Person, which, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of the Product by Schering or any of its Sublicensees.
     Section 3.11 Regulatory Approval, Manufacturing and Marketing.
     (a) Schering has been and continues to be responsible for the clinical development of the Product and seeking Regulatory Approval of the Product under the License Agreement and Enzon has no responsibility for the development of the Product or seeking Regulatory Approval of the Product under the License Agreement.
     (b) To Enzon’s Knowledge, Schering has complied with its obligations to develop the Product and seek and obtain Regulatory Approval for the Product set forth in Sections 2.3, 2.4 and 2.10 of the License Agreement.
     (c) To Enzon’s Knowledge, the Product has received Regulatory Approval for marketing and distribution in the United States, Canada, Japan, China and the E.U.
     (d) Schering has been, since 1996, and continues to be, responsible for the manufacturing of the Product under the License Agreement and Enzon has no responsibility for manufacturing the Product under the License Agreement.

     (e) Schering has been, and continues to be, and Enzon is not, responsible for the marketing, promotion, sales and distribution of the Product under the License Agreement. To Enzon’s Knowledge, as of the date of this Agreement, Schering has complied with its obligations under, and is not in default under, the License Agreement.
     Section 3.12 Subordination.
     The claims and rights of the Purchaser created by any Transaction Document in and to the Purchased Interest are not and shall not be subordinated to any creditor of Enzon or any other Person.
     Section 3.13 License Agreement.
     (a) Other than the License Agreement and the Transaction Documents, there is no contract, agreement or other arrangement to which either Enzon or any of its Subsidiaries is a party or any of Enzon’s or its Subsidiaries’ respective assets or properties are bound or committed (i) which creates a Lien on, affects or otherwise relates to the Purchased Interest, License Agreement, Royalties or the Patent Rights, or (ii) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Effect.
     (b) Enzon has provided to the Purchaser an accurate, complete and updated copy of the License Agreement, provided that only those parts of the schedules to the License Agreement that contain the specifications of, and development plans for, the Product have been redacted from the copy of the License Agreement provided by Enzon to the Purchaser and such redacted portions of such schedules do not in any respect modify or supplement the unredacted provisions of the License Agreement in a manner that adversely affects the Purchaser’s rights and obligations under the Transaction Documents.
     (c) The License Agreement is the legal, valid and binding obligation of each of Enzon and, to the Knowledge of Enzon, Schering, enforceable against Enzon and, to the Knowledge of Enzon, Schering in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles. The execution, delivery and performance of the License Agreement was and is within the corporate powers of Enzon and, to the Knowledge of Enzon, Schering. The License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by Enzon and, to the Knowledge of Enzon, Schering. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the License Agreement by Enzon or, to the Knowledge of Enzon, Schering.

     (d) Enzon has not waived any rights or defaults under the License Agreement, that adversely affects the Purchaser’s rights and obligations under the Transaction Documents.
     (e) Enzon has not received any notice of Schering’s intention to terminate the License Agreement in whole or in part, or that Enzon is in default of its obligations under the License Agreement. Enzon has no intention of terminating the License Agreement.
     (f) Except as provided in the License Agreement, Enzon is not a party to any agreement providing for or permitting a sharing of, reduction in, or set-off against, the Royalties payable under the License Agreement to Enzon.
     (g) The sale by Enzon of the Purchased Interest to the Purchaser will not require the consent of Schering under the License Agreement and will not constitute a breach of or event of default under the License Agreement.
     (h) To the Knowledge of Enzon, the license agreement between Schering and Research Corporation referred to in Section 7.1(a) of the License Agreement is no longer in effect and no amounts are due, payable or outstanding by Schering under such license agreement.
     Section 3.14 Set-off.
     Except for Permitted Set-offs, Schering has no right of set-off, rescission, counterclaim, reduction, deduction or defense (each a “Set-off”) against the Royalties or any other amounts payable to Enzon under the License Agreement. To date, Schering has not exercised, and to Enzon’s Knowledge Schering has not had the right to exercise, any such Set-off.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to Enzon as of the date first written above, and the Closing Date, the following:
     Section 4.01 Organization.
     The Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and the Purchaser has all limited partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     Section 4.02 Authorization.
     The Purchaser has all necessary power and authority to enter into, execute and deliver the Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The Transaction Documents have been duly authorized, executed and delivered by the Purchaser and each Transaction Document constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.
     Section 4.03 Broker’s Fees.
     The Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
     Section 4.04 Conflicts.
     Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or accelerate the performance provided by, in any material respects any provisions of (A) any statute, law, rule or regulation of any Governmental Authority, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Purchaser or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of any organizational or constitutional documents of the Purchaser; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.
ARTICLE V
COVENANTS
     The parties covenant and agree as follows:
     Section 5.01 Books and Records.
     (a) Promptly after receipt by Enzon of notice of any action, claim, demand, dispute, investigation, arbitration or proceeding (commenced or threatened) relating to the transactions contemplated by any Transaction Document, the Purchased Interest or the License Agreement, or any default or termination by any Person under the License Agreement, Enzon shall inform the Purchaser of the receipt of such notice and the substance of such event and, if in writing, shall furnish the Purchaser with a copy of such notice and any related materials with respect to such event, subject to any Enzon confidentiality obligations with Schering pursuant to the License Agreement.
     (b) Enzon shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to reflect accurately all Royalties paid and/or payable with respect to the License Agreement and all deposits made into the applicable Deposit Accounts.
     (c) Promptly after receipt by Enzon of any written notice, certificate, offer, proposal, correspondence, report or other written communication relating directly to the License Agreement, the Royalties, the Patent Rights, the Know-How, the Purchased Interest or the Product and material to the Purchaser’s interest in the Royalties or the Purchased Interest, Enzon shall inform the Purchaser of such receipt and, subject to Enzon’s confidentiality obligations with Schering pursuant to the License Agreement, the substance contained therein and, if in writing, subject to any Enzon confidentiality obligations with Schering pursuant to the License Agreement, shall furnish the Purchaser with a copy of such notice, certificate, offer, proposal, correspondence, report or other written communication.
     Section 5.02 Confidentiality; Public Announcement.
     (a) Except as otherwise required by law or the rules and regulations of any securities exchange or trading system or the FDA or any Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 5.02, all information furnished by the Purchaser to Enzon or by Enzon to the Purchaser, including the Confidential Information, in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the recipient thereof, and shall be used by the recipient thereof only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, except to the extent that such information (i) is already in the public domain at the time the information is disclosed, (ii) thereafter becomes lawfully obtainable from other sources, (iii) is required to be disclosed in any document to be filed with any Governmental Authority, or (iv) is required to be disclosed by court or administrative order or under securities laws, rules and regulations applicable to Enzon or the Purchaser or their respective Affiliates, as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of Enzon or the Purchaser or their respective Affiliates may be listed for trading. Notwithstanding the foregoing, Enzon and the Purchaser may disclose such information to their actual and potential partners, directors, employees, managers, officers, agents, investors, co-investors, insurers and insurance brokers, underwriters, financing parties (whether equity or debt), equity holders, brokers, lawyers, bankers, consultants, scientific and technical advisors and other advisors, rating agencies, Affiliates, trustees and representatives on a need-to-know basis provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein. It is understood and agreed that Enzon will be required to disclose the terms of the Transaction Documents in filings with the Securities and Exchange Commission and to file the Transaction Documents with the Securities and Exchange Commission.
     (b) Enzon and the Purchaser acknowledge that each party will, after execution of this Agreement, make a public announcement of the transactions contemplated by the Transaction Documents. Enzon’s public announcement will be in the form of the press release set out in Schedule 5.02.
     Section 5.03 Quarterly Reports.
     Enzon shall, within fifteen (15) calendar days following the receipt by Enzon of the reports required under Section 8.1 of the License Agreement, produce and deliver to the Purchaser a Quarterly Report for such quarter, together with a certificate of the Chief Financial Officer of Enzon, certifying that to the knowledge of such officer (i) such Quarterly Report is a true and complete copy and (ii) any statements and any data and information therein prepared by Enzon are true, correct and accurate in all material respects.
     Section 5.04 Commercially Reasonable Efforts; Further Assurance.
     (a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by the Transaction Documents. The Purchaser and Enzon agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document and to vest in the Purchaser good, valid and marketable rights and interests in and to the Purchased Interest free and clear of all Liens. Notwithstanding the foregoing, Enzon shall not be obligated to seek an amendment to the License Agreement under this Section 5.04.
     (b) Enzon and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party at the expense of such other party in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which the other party hereto or any of its officers, directors, shareholders, members, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Interest or the transactions described herein or therein but in all cases excluding any litigation brought by Enzon against the Purchaser or brought by the Purchaser against Enzon.
     Section 5.05 Remittance to Joint Concentration Account.
     (a) As required by Section 6.02(f), the parties hereto shall enter into a Deposit Agreement, substantially in the form of Exhibit B attached hereto, which will provide for, among other things, the establishment and maintenance of the Joint Concentration Account, the Enzon Concentration Account and the Purchaser Concentration Account in accordance with the terms herein and therein. The Purchaser Concentration Account shall be held solely for the benefit of the Purchaser, but shall be subject to the terms and conditions of the Transaction Documents. Funds deposited into the Joint Concentration Account shall be treated as provided in the Deposit Agreement. The Purchaser shall have immediate and full access to and control of any funds held in the Purchaser Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Depositary Bank. After the amounts payable to the Purchaser under Section 2.02 are transferred to the Purchaser Concentration Account, as provided in the Deposit Agreement, the amounts remaining in the Joint Concentration Account shall then be transferred to the Enzon Concentration Account. Enzon shall have immediate and full access to and control of any funds held in the Enzon Concentration Account and such funds shall not be subject to any conditions or restrictions whatsoever other than those of the Depositary Bank.
     (b) The Purchaser and Enzon shall equally share all fees, expenses and charges of the Depositary Bank by debiting half of each such fee, expense or charge from the Enzon Concentration Account and half of each such fee, expense or charge from the Purchaser Concentration Account.
     (c) At all times as Royalties are payable to Enzon, Enzon shall instruct and use commercially reasonable efforts to cause Schering or any other party from whom Enzon is entitled to receive Royalties to pay directly into the Joint Concentration Account all Royalties payable by Schering or such other party (without any withholding or deduction therefrom, except for any Permitted Set-off and except as provided in Section 8.07(b)) and within one (1) Business Day after the Closing Date, Enzon shall send to Schering the letter attached hereto as Exhibit E. Enzon shall not, without the prior written consent of the Purchaser, make any change to the instructions to Schering under the letter attached hereto as Exhibit E. Without in any way limiting the foregoing, commencing on the

Closing Date and at any time thereafter, any and all Royalties received by Enzon shall be held in trust for the benefit of the Purchaser and directed into the Joint Concentration Account (without deduction, set-off, claim, counterclaim or offset) within two (2) Business Days of Enzon’s receipt thereof.
     (d) Neither party hereto shall have any right to terminate the Depositary Bank without the other party’s prior written consent. Any such consent, which the other party may grant or withhold in its discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of the other party:
     (1) the successor Depositary Bank shall be reasonably acceptable to the other party;
     (2) the Purchaser and Enzon and the successor Depositary Bank shall have entered into an agreement substantially in the form of the Deposit Agreement attached hereto as Exhibit B;
     (3) all funds and items in the accounts subject to the Deposit Agreement to be terminated shall be transferred to the new accounts held at the successor Depositary Bank prior to the termination of the then existing Depositary Bank; and
     (4) the Purchaser shall have received written evidence that Schering has been instructed to remit all future Royalties to the new accounts held at the successor Depositary Bank.
     Section 5.06 License Agreement.
     (a) Enzon shall comply with its obligations under the provisions of the License Agreement affecting the Patent Rights, the Royalties and the Purchased Interest, and shall not (i) forgive, release or compromise any amount owed to or becoming owing to Enzon under the License Agreement related to the Royalties or the Purchased Interest, (ii) waive, amend, cancel or terminate, exercise or fail to exercise as provided in Sections 5.06(c) and (d), any of its rights constituting or involving the right to receive the Royalties, (iii) create or permit to exist any Lien on the Purchased Interest, Royalties, Know-How or Patent Rights, (iv) challenge or assist in a challenge of the validity of the Patent Rights, or (v) amend, modify, restate, cancel, supplement, terminate or waive the License Agreement or any provision of the License Agreement, or grant any consent thereunder, or agree to do any of the foregoing, including entering into any agreement with Schering under the provisions of such License Agreement, unless any such action described in this Section 5.06(a) would reasonably be expected not to have a Material Adverse Effect. Enzon and the Purchaser agree that for purposes of this Section 5.06(a) the determination of what actions would reasonably be expected to have a Material Adverse Effect shall be made in the context of what actions, if taken, would have a material adverse effect for an owner of the Purchased Interest, without regard to any other business of, or assets owned by, such owner of the Purchased Interest.
     (b) Enzon shall promptly provide to the Purchaser copies of any reports or other information prepared by Schering it receives after the Closing Date pursuant to the License Agreement or hereunder which are material to the Purchaser’s interest in the Royalties or the Purchased Interest, that has not been previously provided to the Purchaser by either Enzon or any other Person (subject to any Enzon confidentiality obligations with Schering pursuant to the License Agreement).
     (c) Promptly after (i) receiving written or oral notice from Schering, (A) terminating the License Agreement, (B) alleging any breach of or default under the License Agreement by Enzon material to the Purchaser’s interest in the Royalties or the Purchased Interest or (C) asserting the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the License Agreement material to the Purchaser’s interest in the Royalties or the Purchased Interest, or right to terminate the License Agreement or (ii) Enzon otherwise has Knowledge of any fact, circumstance or event which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the License Agreement by Enzon material to the Purchaser’s interest in the Royalties or the Purchased Interest, or a right to terminate the License Agreement by Schering, in each case, Enzon shall (x) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice received from Schering, subject to any Enzon confidentiality obligations with Schering pursuant to the License Agreement and, in the case of any breach or default or alleged breach or default by Enzon, describing any corrective action Enzon proposes to take and (y) take all commercially reasonable efforts to cure promptly such breach, default or termination event.
     (d) Promptly after becoming aware of a breach of or default under the License Agreement by Schering material to the Purchaser’s interest in the Royalties or the Purchased Interest or of the existence of any facts, circumstances or events which alone or together with other facts, circumstances or events could reasonably be expected (with or without the giving of notice or passage of time or both) to give rise to a breach of or default under the License Agreement by Schering material to the Purchaser’s interest in the Royalties or the Purchased Interest, or a right to terminate the License Agreement by Enzon, then in each case, Enzon shall (i) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a copy of any written notice that Enzon proposes to send to Schering and, in the case of any breach or default or alleged breach or default by Schering, describing any action Enzon proposes to take, and (ii) make all commercially reasonable efforts to enforce all of its rights and remedies thereunder to the extent any failure to enforce such rights or remedies could reasonably be expected to result in a Material Adverse Effect; provided, however Enzon will not take any actions under the License Agreement that could reasonably be expected to result in such a Material Adverse Effect without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. Enzon and the Purchaser agree that for purposes of this Section 5.06(d) the determination of what actions would reasonably be expected to have a Material Adverse Effect shall be made in the context of what actions, if taken, would have a material adverse effect for an owner of the Purchased Interest, without regard to any other business of, or assets owned by, such owner of the Purchased Interest. Enzon will consult with the Purchaser prior to incurring any costs and expenses in attempting to enforce its rights and remedies under the License Agreement pursuant to this sub-Section (d), and the Purchaser shall reimburse Enzon for twenty-five percent (25%) of such reasonable costs and expenses incurred by Enzon.
     (e) Enzon shall, at its sole expense, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents or instruments, which are reasonably necessary or desirable to, and to the extent permitted under the License Agreement, (i) diligently maintain the applicable Patent Rights and (ii) diligently defend (and enforce) such Patent Rights against infringement or interference by any other Persons, and against any claims of invalidity, infringement or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference) to the extent such infringement, interference or claims could reasonably be expected to result in a Material Adverse Effect. Enzon shall not unreasonably disclaim or abandon, or fail to take any action reasonably necessary or desirable to prevent the disclaimer or abandonment of, the applicable Patent Rights to the extent any such disclaimer, abandonment or failure to act could reasonably be expected to result in a Material Adverse Effect.
     (f) Enzon shall use commercially reasonable efforts to cause Schering to provide Enzon with the quarterly statement of Net Sales and royalty calculation required by Section 8.1 of the License Agreement.
     (g) Enzon may not sell, assign, transfer, deliver or otherwise dispose of all or any of the Patent Rights, the Know-How, the Royalties (excluding the Purchased Interest), or Enzon’s rights under the License Agreement to any Person (a “Disposition”) unless (i) subsequent to such Disposition, Enzon remains responsible for compliance with the Transaction Documents and is in no way released or discharged from any of its obligations under the Transaction Documents; and (ii) such Disposition would not cause an adverse effect on Purchaser’s rights and obligations under the Transaction Documents. In the event Enzon sells additional interests in the Royalties to one or more third parties, the Purchaser will agree to amend the Deposit Agreement so as to allow (i) the Joint Concentration Account to be in the name of such third party or third parties in addition to

Enzon and the Purchaser and (ii) allow the portion of the Royalties sold to such third party or parties to be paid to such third party or parties; provided that such third party’s or parties’ portion of the Royalties shall not be paid prior to any payments being made from the Joint Concentration Account to the Purchaser.
     Section 5.07 Audits.
     (a) To the extent Enzon has the right to perform or cause to be performed inspections or audits under the License Agreement regarding payments payable and/or paid to Enzon thereunder (each, a “License Party Audit”), Enzon shall, at the reasonable request of the Purchaser, cause a License Party Audit to be performed promptly in accordance with the terms of the License Agreement. In conducting a License Party Audit, subject to the terms of the License Agreement, Enzon may engage its then retained independent public accounting firm, or, if Enzon elects otherwise, such other internationally recognized independent public accounting firm reasonably acceptable to the Purchaser. Promptly after completion of any License Party Audit (whether or not requested by the Purchaser), Enzon shall promptly deliver to the Purchaser an audit report summarizing the results of such License Party Audit (subject to any Enzon confidentiality obligations with Schering pursuant to the License Agreement). If the License Party Audit results in a determination that Royalties have been understated, then any resulting underpayment will be paid into the Joint Concentration Account in accordance with Section 5.05(c) and subsequently seventy-five percent (75%) to Enzon and twenty-five percent (25%) to the Purchaser.
     (b) To the extent that either the Purchaser or Enzon has determined that there is a discrepancy as to the amounts paid to the Purchaser pursuant to Section 2.02 in any calendar year, then the party hereto who has made such determination may notify the other party hereto in writing of such discrepancy indicating in reasonable detail its reasons for such determination (the “Discrepancy Notice”). In the event that either the Purchaser or Enzon delivers to the other party a Discrepancy Notice, the Purchaser and Enzon shall meet within ten (10) Business Days (or such other time as mutually agreed by the parties) after the receiving party has received a Discrepancy Notice to resolve in good faith such discrepancy. If the discrepancy has been resolved and, as a result thereof, it is determined that a payment is owing by the Purchaser to Enzon or by Enzon to the Purchaser, then the party owing such payment shall promptly make such payment to the other party. If, within thirty (30) Business Days after receipt of the Discrepancy Notice, Enzon and the Purchaser cannot resolve any such discrepancies, then the Purchaser and Enzon shall promptly instruct their respective firms of independent certified public accountants to select, within five (5) Business Days thereafter, a third nationally recognized accounting firm (the “Independent Accountants”). After offering Enzon and its representatives and the Purchaser and its representatives the opportunity to present their positions as to the disputed amounts, which opportunity shall not extend for more than ten (10) Business Days after the Independent Accountants have been selected, the

Independent Accountants shall review the disputed matters and the materials submitted by Enzon and the Purchaser and, as promptly as practicable, deliver to Enzon and the Purchaser a statement in writing setting forth its determination of the proper treatment of the discrepancies as to which there was disagreement, and that determination will be final and binding upon the parties hereto without any further right of appeal.
     (c) The Purchaser and any of its representatives shall have the right, from time to time, to visit Enzon’s offices and properties where Enzon keeps and maintains its books and records relating or pertaining to the Purchased Interest for purposes of conducting an audit of such books and records solely to the extent they relate or pertain to the Purchased Interest, and to inspect, copy and audit such books and records, during normal business hours, and, upon five (5) Business Days written notice given by the Purchaser to Enzon, Enzon will provide the Purchaser and any of the Purchaser’s representatives reasonable access to such books and records and shall permit the Purchaser and any of the Purchaser’s representatives to discuss the business, operations, properties and financial and other condition of Enzon solely as they may relate or pertain to the Purchased Interest with officers of Enzon, and with its independent certified public accountants, subject to any Enzon confidentiality obligations with Schering pursuant to the License Agreement. The Purchaser’s visits to Enzon’s offices pursuant to this Section 5.07(c) shall occur not more than one time per calendar year; provided, however, that the Purchaser may so visit more frequently to the extent that there has occurred an event which could reasonably be expected to result in a Material Adverse Effect, and the Purchaser’s visit or visits to Enzon’s offices in connection therewith are for purposes related to such event.
     (d) All Audit Costs in respect of a License Party Audit requested by the Purchaser or an audit of Enzon’s books and records pursuant to Section 5.07(c) shall be borne by the Purchaser, unless the results of such audit, as the case may be, reveals that either (i) in any calendar year, the Royalties that should have been paid by Schering to Enzon pursuant to the License Agreement are at least five percent (5%) greater than those which were actually paid by Schering, or (ii) the amounts paid to the Purchaser for the period subject to such audit have been understated by more than the greater of $200,000 or five percent (5%) of the amounts due to the Purchaser pursuant to this Agreement for the period subject to such audit, then in either case the Audit Costs in respect of such audit shall be borne by Enzon.
     Section 5.08 Notice.
     Enzon shall provide the Purchaser with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:
     (1) the occurrence of a Bankruptcy Event;

     (2) any material breach or default by Enzon of any covenant, agreement or other provision of this Agreement or any other Transaction Document; or
     (3) any representation or warranty made by Enzon in any of the Transaction Documents or in any certificate delivered to the Purchaser pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made, with, in the case of clause (1) above, a copy to the Depositary Bank. In the event the Purchaser has actual notice of the occurrence of a Bankruptcy Event, it shall be entitled to give written notice thereof to the Depositary Bank, provided it concurrently delivers a copy thereof to Enzon.
ARTICLE VI
THE CLOSING; CONDITIONS TO CLOSING
     Section 6.01 Closing.
     Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of this Agreement (the “Closing”) shall take place on August 22, 2007 or such other date as the parties shall mutually agree (the “Closing Date”) at the offices of Heller Ehrman LLP, 7 Times Square, New York, New York, 10036.
     Section 6.02 Conditions Applicable to the Purchaser in Closing.
     The obligations of the Purchaser to effect the Closing, including the requirement to pay the Initial Purchase Price pursuant to Section 2.03(a), shall be subject to the satisfaction of each of the following conditions, on the Closing Date, any of which may be waived by the Purchaser in its sole discretion:
     (a) Accuracy of Representations and Warranties. The representations and warranties of Enzon set forth in the Transaction Documents that are qualified as to materiality or by Material Adverse Effect shall be true, correct and complete, and those representations and warranties of Enzon not so qualified shall be true, correct and complete in all material respects, in each case as of the date hereof and as at Closing Date.
     (b) No Adverse Circumstances. There shall not have occurred or be continuing any event or circumstance described in the definition of a Material Adverse Effect.
     (c) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the Knowledge of Enzon, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the Purchaser’s acquisition or future receipt of any or all of the Purchased Interest.
     (d) Officer’s Certificate. The Purchaser shall have received a certificate of the Chief Executive Officer of Enzon pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a), (b), (c), and (i) shall have been satisfied in all respects.
     (e) Bill of Sale and Receipt. A Bill of Sale in the form set forth in Exhibit A, and a receipt in respect of that Bill of Sale in a form reasonably acceptable to the Purchaser, shall have been executed and delivered by Enzon to the Purchaser, and the Purchaser shall have received the same.
     (f) Deposit Agreement. The Deposit Agreement shall have been duly executed and delivered by all parties thereto and shall be substantially in the form of Exhibit B.
     (g) Legal Opinions.
     (1) The Purchaser shall have received the opinions of Heller Ehrman LLP, transaction counsel to Enzon, in form and substance satisfactory to the Purchaser and its counsel, to the effect set forth in Exhibit C.
     (2) The Purchaser shall have received an opinion of Lucas & Mercanti LLP, patent counsel to Enzon, in form and substance satisfactory to the Purchaser and its counsel, to the effect set forth in Exhibit D.
     (h) Corporate Documents of Enzon. The Purchaser shall have received certificates of an executive officer of Enzon (the statement made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of Enzon authorizing and approving the execution, delivery and performance by Enzon of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of Enzon who have executed and delivered the Transaction Documents including therein a signature specimen of each officer or officers; and (iii) attaching copies, certified by such officer as true and complete, of long form good standing certificates of the appropriate Governmental Authority of Enzon’s jurisdiction of incorporation, stating that Enzon is in good standing under the laws of such jurisdiction.
     (i) Covenants. Enzon shall have complied in all material respects with its covenants set forth in the Transaction Documents.

     (j) Schering Letter. A copy of the letter in the form set forth in Exhibit E shall have been signed and delivered by Enzon to the Purchaser, and the Purchaser shall have received the same.
     (k) Other documents and financing statements. The Purchaser shall have received such other certificates, documents and financing statements as the Purchaser may reasonably request, including a financing statement satisfactory to the Purchaser to create, evidence and perfect the sale of the Purchased Interest pursuant to Section 2.01(b) and the back-up security interest granted pursuant to Section 2.01(c)
     Upon the Closing, the parties hereto acknowledge and agree that there shall be no closing conditions to Purchaser’s satisfaction of its obligations under Section 2.03(b).
     Section 6.03 Conditions Applicable to Enzon in Closing.
     The obligations of Enzon to effect the Closing shall be subject to the satisfaction of each of the following conditions on the Closing Date, any of which may be waived by Enzon in its sole discretion:
     (a) Accuracy of Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement that are qualified as to materiality or by Material Adverse Effect shall be true, correct and complete, and those representations and warranties of the Purchaser not so qualified shall be true, correct and complete in all material respects, in each case as of the date hereof and as at the Closing Date.
     (b) Litigation. No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or, to the knowledge of the Purchaser, threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the Purchaser’s acquisition of any or all of the Purchased Interest.
     (c) Officer’s Certificate. Enzon shall have received at the Closing a certificate of an authorized representative of the Purchaser certifying that the conditions set forth in Sections 6.03(a), (b) and (d) have been satisfied in all respects as of the Closing Date.
     (d) Covenants. The Purchaser shall have complied in all material respects with its covenants set forth in the Transaction Documents.
     (e) Purchase Price. Enzon shall have received payment of the Initial Purchase Price in accordance with Section 2.03(a).

ARTICLE VII
EXPIRATION
     Section 7.01 Expiration Date.
     This Agreement shall terminate on the later of (i) the termination of the License Agreement (or any amendment, or successor or replacement agreement thereto), or (ii) the date of expiration of the last of the Patents Rights to expire for which a Valid Claim exists (including any patent extension), provided that, notwithstanding the term of this Agreement, the Purchaser shall be entitled to receive any payments relating to the Purchased Interest accruing on or prior to the termination of this Agreement. This Agreement may be terminated by either party if the Closing has not occurred on or before September 22, 2007, and the terminating party (a) in the case of Enzon, has satisfied each of the conditions set forth in Section 6.02, and (b) in the case of the Purchaser, has satisfied each of the conditions set forth in Section 6.03.
     Section 7.02 Effect of Expiration.
     In the event of the expiration of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its Affiliates, directors, officers, stockholders, managers or members other than the provisions of this Section 7.02 and Sections 5.02, 8.01 and 8.05 hereof, which shall survive any termination as set forth in Section 8.01. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     Section 8.01 Survival.
     (a) All representations and warranties made herein and in any other Transaction Document or any certificates delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.01, 3.02, 3.04, 3.08, 3.10, 3.12, 3.13 and 3.14 shall survive until the expiration of this Agreement; provided, further, however, that it is understood and agreed that notwithstanding the survival provisions of this Section 8.01, all of the representations and warranties made by the parties herein are made only as of the date of this Agreement and the Closing Date as provided in Sections 6.02 and 6.03. Notwithstanding anything in this Agreement or implied by law to the contrary, all of the agreements contained in Section 5.02, 8.01 and 8.05 shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the expiration of this Agreement.

     (b) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in the Transaction Documents, and the parties may rely on the representations and warranties in the Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.
     Section 8.02 Specific Performance.
     Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under any of the Transaction Documents. In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.
     Section 8.03 Notices.
     All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission) and delivered personally, by telegraph, telecopy, telex or facsimile, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:
     If to the Purchaser to:
Drug Royalty LP 2
c/o Drug Royalty Corporation Inc.
Suite 3120, Royal Bank Plaza
Toronto, ON M5J 2J3
Canada
Attention: Behzad Khosrowshahi
Facsimile No.: (416) 863-5161
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
United States
Attention: Joel F. Herold, Esq.
Facsimile No.: (212) 474-3700

     If to Enzon:
Enzon Pharmaceuticals, Inc.
685 Route 202/206
Bridgewater, New Jersey
Attention: Chief Financial Officer
Facsimile No.: (908) 541-8838
     with a copy (which shall not constitute notice) to:
Heller Ehrman LLP
Times Square Tower
7 Times Square
New York, New York 10036-6524
Attention: Kevin Collins, Esq.
Facsimile No.: (212) 763-7600
or to such other address or addresses as the Purchaser or Enzon may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, or (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered.
     Section 8.04 Successors and Assigns.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Enzon shall not be entitled to assign any of its obligations and rights under the Transaction Documents without the prior written consent of the Purchaser; provided, however Enzon may, without the consent of the Purchaser, assign any of its obligations or rights under the Transaction Documents to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Product, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents. The Purchaser (or its successors and permitted assigns) may assign or delegate all or any of its obligations and rights under the Transaction Documents, without restriction and without the consent of Enzon: (i) by way of security to a financial institution or other lender, (ii) to any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Purchaser, (iii) to a special purpose vehicle created to be bankruptcy remote or for financing purposes or (iv) as part of a sale of a material part of the Purchaser, in any case whether by way of reorganization or otherwise, and the Purchaser shall give notice of any such assignment to Enzon after the occurrence thereof, provided that in each case, the Purchaser will remain bound by and liable for the performance of its obligations under this Agreement after such assignment has occurred; and further provided that Enzon shall be under no obligation to reaffirm any representations, warranties or covenants made in this Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the Purchaser.
     Section 8.05 Indemnification.
     (a) Enzon hereby indemnifies and holds each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees and agents (each a “Purchaser Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of: (i) any breach of any representation, warranty or certification made by Enzon in any of the Transaction Documents or certificates given by Enzon in writing pursuant hereto or thereto (ii) any breach of or default under any covenant or agreement by Enzon pursuant to any Transaction Document, (iii) any Excluded Liabilities and Obligations, and (iv) any fees, expenses or other payments incurred or owed by Enzon to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.
     (b) The Purchaser hereby indemnifies and holds each of Enzon and its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each an “Enzon Indemnified Party”) harmless from and against any and all Losses incurred or suffered by an Enzon Indemnified Party arising out of: (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents or certificates given by the Purchaser in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document and (iii) any fees, expenses or other payments incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement.
     (c) If any claim, demand, action, or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of, or have a material adverse effect on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     (d) No claim for indemnification hereunder for breach of any representations or warranties contained in any Transaction Document may be made after the expiration of the survival period applicable to such representation or warranty; provided that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter with respect to such claim.
     (e) Following Closing, the indemnification afforded by this Section 8.05 shall be the sole and exclusive remedy for any and all Losses sustained or incurred by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party pursuant to any Transaction Document. Notwithstanding anything herein to the contrary, in no event shall Losses include any consequential, lost profits or punitive damages. Notwithstanding the foregoing, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to seek specific performance, injunctive or other equitable relief. For clarity, neither party shall have any right to terminate this Agreement or any other Transaction Document after the Closing as a result of any breach by the other party hereof or thereof, but instead shall have the right to seek indemnification under this Section 8.05 and such specific performance.
     Section 8.06 Independent Nature of Relationship.
     (a) The relationship between Enzon and the Purchaser is solely that of seller and purchaser, and neither the Purchaser nor Enzon has any fiduciary or other special relationship with the other or any of their respective Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Enzon and the Purchaser as a partnership, an association, a joint venture or other kind of entity or legal form.
     (b) No officer or employee of the Purchaser will be located at the premises of Enzon or any of its Affiliates, except in connection with an audit performed pursuant to Section 5.07. No officer, manager or employee of the Purchaser shall engage in any commercial activity with Enzon or any of its Affiliates other than as contemplated herein and in the other Transaction Documents.
     (c) Enzon and/or any of its Affiliates shall not at any time obligate the Purchaser, or impose on the Purchaser any obligation, in any manner or respect to any Person not a party hereto.
     Section 8.07 Tax.
     (a) Notwithstanding the accounting treatment thereof, for United States federal, state and local tax purposes, Enzon and the Purchaser shall treat the transactions contemplated by the Transaction Documents as a sale for United States tax purposes.

     (b) To the extent any tax is withheld at source from a payment made pursuant to the License Agreement, and such withheld tax is determined without regard to this Agreement (i.e., on the basis that Enzon is the sole beneficial owner of the Royalties), such withheld tax shall for all purposes of this Agreement be treated as paid to Enzon and the Purchaser on a pro rata basis in accordance with each of the party’s underlying ownership interest in each such payment (taking into account any taxes withheld); e.g., with respect to the Purchaser, taxes so withheld shall be attributed to the Purchaser, and deemed paid to the Purchaser, in accordance with the Purchased Interest. To the extent any tax is withheld at source from a payment made pursuant to the License Agreement, and such withheld tax is determined on the basis that Enzon and Purchaser is each the beneficial owner of its respective economic interest in the Royalties, such withheld tax shall for all purposes of this Agreement be allocated between Enzon and the Purchaser based on the respective taxes required to be withheld on the Royalties allocable to each of them. Any taxes withheld pursuant to this Section 8.07(b) attributable to the Purchaser shall be credited for the account of the Purchaser. Neither party shall have any obligation to gross-up or otherwise pay the other party any amounts with respect to source withholding tax. All taxes withheld at source as described herein shall for all purposes of this Agreement (including Section 8.07(c)) be deemed to have been received by the party to which they are attributed as provided above or to which the payment subject to such withholding tax was made.
     (c) The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.07 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other party to this Agreement has consented to such actions, or (ii) the party that contemplates taking such an inconsistent position has been advised by counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 8.07. If there is an inquiry by any Governmental Authority of Enzon or the Purchaser related to this Section 8.07, the parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 8.07.
     Section 8.08 Entire Agreement.
     This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto. Neither this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 8.09 Governing Law.
     (a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
     (b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that a party may otherwise have to bring any action or proceeding relating to this Agreement against another party or its properties in the courts of any jurisdiction.
     (c) Each of the parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 8.10 Waiver of Jury Trial
     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER

PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 8.11 Severability.
     If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     Section 8.12 Counterparts; Effectiveness.
     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
     Section 8.13 Amendments; No Waivers.
     (a) This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced.
     (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     Section 8.14 Interpretation.
     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. In this Agreement, words in the singular include the plural and vice-versa and words in gender include all genders. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. Neither party hereto shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one party or the other.

[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ENZON PHARMACEUTICALS, INC.

By:

Name: Jeffrey H. Buchalter
Title: Chairman, President and
Chief Executive Officer

DRUG ROYALTY LP2

By:

Name:
Title:

EXHIBITS AND SCHEDULES
     EXHIBITS
Exhibit A — Form of Bill of Sale
Exhibit B — Form of Deposit Agreement
Exhibit C — Form of Legal Opinions of Heller Ehrman LLP (transaction counsel)
Exhibit D — Form of Legal Opinion of Lucas & Mercanti, LLP (patent counsel)
Exhibit E — Form of Letter to Schering
     SCHEDULES
Schedule 3.10(a) — Patent Rights
Schedule 5.02 — Form of Press Release

EXHIBIT A
FORM OF BILL OF SALE

EXHIBIT B
FORM OF DEPOSIT AGREEMENT

B-1

EXHIBIT C
FORM OF LEGAL OPINIONS
OF HELLER EHRMAN LLP (TRANSACTION COUNSEL)

C-1

EXHIBIT D
FORM OF LEGAL OPINION
OF LUCAS & MERCANTI LLP (PATENT COUNSEL)

D-1

EXHIBIT E
FORM OF LETTER TO SCHERING

E-1

SCHEDULE 3.10(a)
PATENT RIGHTS

		COUNTRY/
TITLE Exp.	INVENTOR	REGION	FILED	SERIAL No.	PATENT No.		ISSUED	YR
Active Carbonates of Polyalkylene Oxides for Modification of Polypetides	Zalipsky
		United States	04/19/90	511,243	5,122,614		06/16/92	6/2009
		United States	01/08/92	07/817,757	5,324,844		06/28/94	6/2009
		United States	02/17/94	08/198,193	5,612,460		03/18/97	3/2014
		United States	01/21/97	08/785,320	5,808,096		09/15/98	4/2009
		Austria	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Belgium	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Switzerland	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Germany	04/19/90	90906698.7	P69033192.4		06/30/99	4/2010
		Denmark	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Spain	04/19/90	90906698.7	8802307/9		06/16/99	4/2010
		France	04/19/90	90906698.7	0470128		06/62/99	4/2010
		Italy	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Luxembourg	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Netherlands	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Sweden	04/19/90	90906698.7	0470128		06/30/99	4/2010
		United Kingdom	04/19/90	90906698.7	0470128		06/30/99	4/2010
		Canada	04/19/90	2,053,317	2,053,317		03/12/96	4/2010
		Japan	04/19/90	2-506500	2875884		01/14/99	4/2010

SUMMARY: PEG-SC; bis-activated PEG; methods of making PEG-SC, product by process,

Improved Interferon Polymer Conjugates	Gilbert, Cho	United States	11/10/94	08/337,567	5,711,944		01/27/98	1/2015
		United States	12/19/97	08/994,622	5,951,974	*	09/14/99	1/2015	*
		United States	04/06/99	09/287,476	6,042,822		03/28/00	11/2013
		Canada	11/10/94	2,176,229	2,176,229		05/27/03	11/2014
		Austria	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Belgium	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Switzerland	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Germany	11/10/94	95902571.9	69430251.1		03/27/02	11/2014
		Denmark	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Spain	11/10/94	95902571.9	0730470		03/27/02	11/2014
		France	11/10/94	95902571.9	0730470		03/27/02	11/2014
		United Kingdom	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Greece	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Ireland	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Italy	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Luxembourg	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Monaco	11/10/94	95902571.9	0730470		03/27/02	11/2014
		Netherlands	11/10/94	95902571.9	0730470		03/27/02	11/2014

		COUNTRY/
TITLE Exp.	INVENTOR	REGION	FILED	SERIAL No.	PATENT No.	ISSUED	YR
		Portugal	11/10/94	95902571.9	0730470	03/27/02	11/2014
		Sweden	11/10/94	95902571.9	0730470	03/27/02	11/2014
		Canada	12/16/98	2,268,433	2,268,433	07/30/02	12/2018
		Austria	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Belgium	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Switzerland	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Cyprus	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Germany	12/16/98	98963947.1	69806055.5	06/12/02	12/2018
		Denmark	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Spain	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Finland	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		France	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		United Kingdom	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Greece	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Ireland	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Italy	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Lithuania	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Luxembourg	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Latvia	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Monaco	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Netherlands	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Portugal	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Romania	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Sweden	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Slovenia	12/16/98	98963947.1	1 039 922	06/12/02	12/2018
		Japan	12/16/98	11-533967	3747070	02/22/06	12/2018
		Japan	12/16/98	2004-124019
		Mexico	12/16/98	9911862	239653	08/22/06	12/2018
SUMMARY: *PEG-Interferon; methods of making; positional isomers
‘944
1. A process for preparing a long-acting alpha-interferon-containing composition, comprising contacting an alpha interferon with from about a 1 to about an 8-fold molar excess of an activated polyalkylene oxide containing an alkyl terminal in the presence of a surfactant under conditions sufficient to form conjugates of said alpha interferon and said polyalkylene oxide having an alkyl terminal and thereafter fractionating the conjugates to isolate the conjugates containing about 1-4 polyalkylene oxide strands per alpha-interferon molecule.
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‘974
1. A pharmaceutical composition, comprising a mixture of alpha interferon polymer conjugate positional isomers, wherein one of said positional isomers comprises an alpha interferon covalently conjugated to a substantially non-antigenic polymer at a histidine residue on said alpha interferon, wherein said substantially non-antigenic polymer is a polyalkylene oxide comprising an alkyl terminal. *Product claims; patent term extension 435 days; exp. date 1/19/2015
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‘822

1. A pharmaceutical composition, comprising a mixture of alpha-interferon-conjugate positional isomers, wherein one of said positional isomers comprises an alpha-interferon covalently conjugated to a substantially non-antigenic alkyl terminated polyalkylene oxide at a histidine residue on said alpha interferon, so that said alpha interferon conjugates have a Tmax at least about 4 times greater than unmodified alpha-interferon measured under the same conditions.

SCHEDULE 5.02
FORM OF PRESS RELEASE

For Immediate Release

Contact:	Craig Tooman
EVP, Finance and Chief
Financial Officer
908-541-8777
ENZON TO ELIMINATE ITS REMAINING 2008 CONVERTIBLE DEBT
—Company monetizes a portion of its PEG-INTRON royalty stream for $92.5MM—
BRIDGEWATER, NJ — August 20, 2007 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced the sale of a 25% interest in its royalty from PEG-INTRON®, marketed by Schering-Plough Corporation for $92.5 million to Drug Royalty Corporation, Inc. (DRC). Enzon is also entitled to receive an additional one-time milestone payment of $15 million in 2012 should certain royalty recognition levels be met for PEG-INTRON. A portion of the proceeds will be used for retirement in full of Enzon’s outstanding 4.5% Convertible Notes due 2008. Enzon will retain a 75% interest in the PEG-INTRON royalty, as well as 100% of their other current royalties and any new royalties the company receives.
To date, Enzon has already reduced the outstanding amount of its 2008 convertible debt to $81.9 million through a series of successful open market repurchases at a discount to par.
“Today’s announcement is a result of a thorough and comprehensive evaluation of our options to extinguish our debt due in 2008,” said Jeffrey H. Buchalter, chairman and chief executive officer of Enzon. “This transaction now fully removes any risk associated with repayment of the 2008 convertible note, and allows Enzon to continue to focus on its goal of building an innovative oncology company.”
Currently, Enzon earns royalties on three marketed products that are successfully utilizing Enzon’s proprietary PEGylation platform, namely PEG-INTRON, Pegasys, and Macugen.
PEG-INTRON is a PEG-enhanced version of Schering-Plough’s alpha interferon product, INTRON® A, which is used both as a monotherapy and in combination with REBETOL® (ribavirin) capsules for the treatment of chronic hepatitis C. Under our license agreement with Schering-Plough, Schering-

Plough holds an exclusive worldwide license to PEG-INTRON, and Enzon receives royalties on worldwide sales of PEG-INTRON. Schering-Plough is responsible for all manufacturing, marketing, and development activities for PEG-INTRON. Enzon designed PEG-INTRON to allow for less frequent dosing and to yield greater efficacy, as compared to INTRON A. PEG-INTRON is marketed worldwide by Schering-Plough and its affiliates.
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
About Drug Royalty Corporation, Inc. (DRC)
Drug Royalty Corporation (“DRC”) is a privately held investment management company, focused on the healthcare industry, with over $1 billion under management. DRC currently manages two funds: the Royalty Monetization Fund and the Structured Finance Fund.
Its Royalty Monetization Fund acquires existing royalty streams at competitive rates from companies, institutions and inventors. DRC is a leader in monetizing royalties, having acquired over $750 million in royalty-based cash flows on commercialized products. Its Structured Finance Fund will soon close with approximately $300 million in committed capital. This Fund provides predominantly non-dilutive financing for product acquisitions and launches, M & A, in-licensing, sales force expansion and general working capital purposes to companies within the healthcare industry. The Fund invests in cash flow monetization structures which can include debt and equity components, custom tailored to fit the needs of clients.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should”, “potential,” “anticipates,” “plans” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.
685 Route 202/206
Phone: (908) 541-8600 Fax: (908) 575-9457
http://www.enzon.com